Exhibit 99.1

International Rectifier Announces Expected Closing of Previously Announced Transaction

EL SEGUNDO, CA — January 7, 2015 — International Rectifier Corporation (NYSE:IRF) announced today that it expects closing of its pending merger with Infineon Technologies AG to occur on January 13, 2015.  All necessary regulatory approvals for the transaction have been obtained.

The transaction remains subject to the satisfaction or waiver of other customary closing conditions contained in the merger agreement, and there is no assurance that the closing will occur on January 13, 2015.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. The Company’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on the Company’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Forward-Looking Statements

This document includes statements that constitute “forward-looking statements”, which may be identified by words such as ‘expect’, and similar expressions. These statements are subject to risks and uncertainties concerning Infineon’s proposed acquisition of International Rectifier and actual results and events could differ materially from what presently is expected. The potential risks and uncertainties include the possibility that the transaction will not close or that the closing may be delayed; the possibility that the conditions to the closing of the transaction may not be satisfied; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; and specific risk factors discussed in other releases and public filings made by International Rectifier (including its filings with the Securities and Exchange Commission (“SEC”)). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

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Company contacts:
Investors:	Media:
Chris Toth	Sian Cummins
310.252.7731	310.252.7148